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Exhibit (p)(3)

                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

Trusco's primary responsibility has always been and will continue to be the protection of client assets.

The primary responsibility of each Trusco officer, employee, and designated "associated" individual, is to carry out his or her duties in an ethical and diligent manner that is designed to obey all regulations and protect and enhance client relationships. Furthermore, each individual is expected to apply the same principles and moral codes in all personal and social pursuits.

The Trusco Code of Ethics and Personal Trading Policy and Procedures (the "Code") has been in place for many years, and is continually re-evaluated for its effectiveness and efficiency as our business lines, client bases, the financial industry and regulatory mandates all become more complex.

The Code is not simply a regulatory compliance statement that applies certain explicit business standards. The Code addresses the entire Trusco Compliance Program and underscores the general guidelines, principles and standards that have been designed to further assist individuals with implicit regulatory, corporate, and personal directives.

All officers, employees and designated personnel are subject to the Code rules and regulations regardless of position, length of employment, area or expertise, etc. The Code is also reflective of SunTrust Banks, Inc. corporate codes and business values, and thus all applicable personnel are held to the highest standards of business and personal integrity at all times and without exception.

Trusco takes great pride in its reputation and we are confident that applicable personnel will comply with all regulatory and firm specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications and periodic education and training.

Violations of any regulations, policies and procedures, will not be taken lightly and ignorance of the requirements or poor memory retention are insufficient excuses. All violations will be addressed and resolved by senior compliance and business management (as deemed appropriate) as quickly as possible.

The Chief Compliance Officer is now held responsible and liable for implementing and supervising policies and procedures. In addition, the SEC and other regulators require proof that any policy or procedure violations carry the appropriate penalty actions. Such actions may include but are not limited to: personal trading restrictions, loss of salary/bonus/general compensation, fines, suspension, termination, criminal and/or civil legal actions.

Trusco places its trust and future in our hands. We must at all times conduct ourselves in a manner that will ensure regulatory adherence, promote client confidence, and support firm and personal high ethical standards.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

INTRODUCTION

As Trusco employees, we frequently encounter a variety of ethical and legal questions. There are no shortcut formulas or automatic answers to the choices we have to make in business today, however, we should decide the answer to these questions in ways that are consistent with Trusco's values. In some instances, the Code of Ethics and Personal Trading Policy will only be able to provide a baseline standard for our actions, but underpinning these guidelines are the values we share as Trusco employees:

     -    Dedication to every client's success

     -    Trust and personal responsibility in all relationships

As simple statements, our values may not provide obvious answers in all situations, but they provide, or should provide, clear reasons why we make the choices we do. You will have many opportunities to make such choices in situations that are not covered by these guidelines. You will not, however, come across a major decision at Trusco where our values would not be applicable. Because of the values we share, you will never encounter a situation where actions contrary to our guidelines are acceptable.

At Trusco, the Chief Executive Officer and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is every individual's responsibility to comply with these standards. In all instances, every employee must obey the law and act ethically.

Our industry continues to undergo significant changes. As a whole, these changes make the ways in which we do business more complex. Because of the continuing need to reassess and clarify practices, the contents of these guidelines will be updated as needed. Because rapid changes in our industry constantly present new ethical and legal issues, no set of guidelines should be considered the absolute last word under all circumstances. If you have any questions about interpreting or applying the standards set forth in the Code of Ethics and Personal Trading Policy it is your responsibility to consult your supervisor or Trusco Compliance.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

Trusco Capital Management, Inc. (the "Adviser") has confidence in the integrity and good faith of its directors, officers and employees. However, the Adviser recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of the STI Classic Funds and the STI Classic Variable Trust, (the "STI Classic Funds"); other mutual funds sub-advised by the Adviser; common/collective funds; and individually managed accounts, all collectively referred to as ("Clients"). Such knowledge could place those individuals, (if they engage in personal transactions in securities that are eligible for investment by Clients), in a position where their personal interests may conflict with those of the Adviser's Clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, and the provisions of rule 17j-1(b)(1) of the Investment Company Act of 1940 (collectively defined as the "1940 Acts"), the Adviser has adopted this Code of Ethics and Personal Trading Policy ("Code"). This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such a conflict and establishes reporting requirements and enforcement procedures.

I. DEFINITIONS.

     (1) ACCESS PERSON- each full/part-time employee, director, officer, certain contractors of the Adviser, and employees of affiliates who are located at Adviser's offices and/or perform most of their job functions on behalf of Adviser.

     (2) BENEFICIAL OWNERSHIP- of a security is generally determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. You should consider yourself the BENEFICIAL OWNER of any securities in which you have a direct or indirect pecuniary interest; which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, you may be deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household (i.e., a spouse and children), or by certain partnerships, trusts, or other arrangements.

     (3) BLACKOUT PERIOD- a period during which Access Persons may not execute personal transactions because Adviser is or may be trading in the same or similar securities. Adviser's Blackout Period is three (3) days and applies to Covered Security transactions. This means no Access Person shall purchase or sell any Covered Security within at least three (3) business days before and after the same security is being purchased or sold by/on behalf of Clients.

     (4) COVERED SECURITY- any stock, bond, future, investment contract or any other instrument that is considered a "security" under the 1940 Acts. The term "Covered Security" is very broad and includes instruments you might not ordinarily think of as "securities," such as:

               -    Options on securities, indexes and currencies


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

               -    Investments in limited partnerships

               - Exchange Traded Funds (ETFs), closed end funds, foreign mutual funds and foreign unit trusts

               -    Private investment funds, hedge funds, and investment clubs

               - Proprietary mutual funds which are funds managed by the Adviser or any other SunTrust Banks Inc. (STI) affiliate. The STI Classic Mutual Funds are an example of a proprietary fund.

               - Non-proprietary mutual funds that are advised or sub-advised by the Adviser

          Covered Security DOES NOT include:

               - Direct obligations of the U.S. government (e.g., treasury securities)

               - Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements

               -    Money market funds

               - Shares of open-end mutual funds other than those that are advised or sub-advised by the Adviser

          NOTE: Investments not considered Covered Securities do not need to be reported to Adviser. However, personal securities accounts which hold or could hold Covered Securities do need to be reported.

     (5) HOLDING PERIOD- short term trading in all Covered Securities is prohibited. In general, all transactions must be held for a period of sixty (60) days or more. This includes options and futures transactions.

     (6) INITIAL PUBLIC OFFERING (IPO) - is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (7) MARKET TIMING- is excessive short-term trading in mutual funds. Such activities can be detrimental to long-term fund shareholders, and consequently, fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

     (8) PRIVATE PLACEMENT- an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

     (9) REVIEW OFFICER- The individual selected by the Adviser to administer this Code.

II. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES.

     In recognition of the trust and confidence placed in the Adviser by its Clients and to give effect to the Adviser's belief that its operations should be directed for the benefit of its Clients, the Adviser hereby adopts the following general principles to guide the actions of its directors, officers, employees and other Access Persons.

     (1)  The interests of Clients must be placed first at all times.

     (2) This Code serves as the Adviser's standards of business conduct and fiduciary obligations of its Access Persons.

     (3) Access Persons are required to immediately report any violations of this Code to the Adviser's Chief Compliance Officer or his/her designee. Any retaliation for the reporting of violations under this Code will constitute a violation of the Code.

     (4) Access Persons are required to comply with applicable Federal Securities Laws.

     (5) All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

     (6) All the Adviser's Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person's independence or judgment.

     (7) Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information. See Insider Information Policy Section 5.4.

     (8) Market Timing abuse in mutual funds is strictly prohibited. Access Persons should be aware of and are required to comply with the Market Timing policies for all mutual funds they invest in.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (9) This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct which violates a fiduciary duty to Clients.

III. PROHIBITED PURCHASES AND SALES OF SECURITIES.

     (1) Access Persons are generally prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed income securities as part of any Initial Public Offering (IPO).

     (2) No Access Person may participate in a block trade with any Client transaction.

     (3) Access Persons are prohibited from short term trading that violates the Holding Period.

IV. PRECLEARANCE OF PERSONAL TRANSACTIONS.

     Access Persons are required to preclear personal transactions in all Private Placements and in Covered Securities except those as noted below. Preclearance requests must be submitted to the Adviser's designated Review Officer prior to proceeding with the transaction. Access Persons are required to preclear investments in Private Placements by submitting the Private Placement request form and a copy of the Offering Memorandum associated with the investment to the designated Review Officer. Preclearance approvals are valid only for the date preclearance is granted. "Good till Cancel" (orders that could remain active beyond a day) are prohibited. In determining whether to grant approval, the Review Officer shall refer to all relevant sections of this Code.

     The following personal transactions in Covered Securities are EXEMPT from preclearance procedures. THIS EXEMPTION FROM PRECLEARANCE DOES NOT RELEASE EMPLOYEES FROM REPORTING OBLIGATIONS, HOLDING PERIOD RESTRICTIONS OR APPLICABLE SECURITIES LAWS:

     (1) De Minimis purchases or sales of 100 shares or fewer of an equity security or $5000 or less of a fixed income security. NOTE: THIS EXEMPTION DOES NOT APPLY IF YOUR OWNERSHIP EXCEEDS 500 SHARES OR MORE OF THE EQUITY POSITION OR $25,000 OR MORE OF THE FIXED INCOME POSITION AND SHOULD NOT BE USED AS A MEANS TO AVOID PRECLEARANCE;

     (2) Purchases or sales of exchange traded funds [(ETFs) including but not limited to SPDRS, QQQQ, Diamonds, WEBS, XAX,] closed end funds, foreign mutual funds, foreign unit trusts, proprietary mutual funds, or non-proprietary mutual funds advised or sub-advised by the Adviser;

     (3) Purchases or sales of SunTrust Banks, Inc. (STI) Stock including the exercise of STI employee granted stock options;


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (4) Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon receipt of an exercise notice of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call; (notification and reporting are required.) NOTE: ANY OPTIONS EXERCISED AT YOUR DISCRETION MUST FOLLOW STANDARD PRE-CLEARANCE REQUIREMENTS.

     (5) Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer

V. REPORTING OBLIGATIONS.

     (1) Initial and Annual Holdings Reports-Each Access Person shall complete an Initial Holdings Report within 10 days of his or her start date. Thereafter, each Access Person shall complete an Annual Holdings Report due January 31st for all Covered Securities as well as all securities accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household (i.e., a spouse and children) etc. Information must be current within 45 days prior to the day the report is submitted.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

          Reports to include:

               - The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

               - The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               -    The date the Access Person submits the report

     (2) Quarterly Transaction Report-Each Access Person shall report transactions in Covered Securities where beneficial ownership exists within 20 days of each calendar quarter end.

          Reports to include:

               - For each Covered Security the date of the transaction, the title, and as applicable its exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

               - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               -    The transaction price;

               - The name of the broker, dealer or bank where the transaction was effected;

               -    The date the Access Person submits the report; and

               - A disclosure of any new account(s) in which the Access Person has Beneficial Ownership

     (3) Initial and Annual Certifications- Each Access Person must certify initially within 10 days of his or her start date (and annually thereafter) that he or she has read, understands and recognizes that he or she is subject to the Code.

     (4) Outside Business Activities Certification- Each Access Person must disclose initially within 10 days of his or her start date (and annually thereafter) any outside business activity whether compensation is received or not.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (5) Duplicate Statements and Confirmations- Each Access Person must direct their securities firms to supply Adviser with copies of account statements and trade confirmations directly to:

          Trusco Capital Management
          Chief Compliance Officer
          P.O. Box 2137
          Atlanta, GA 30301
          Personal and Confidential

          NOTE: In instances where securities firms are unable to provide duplicate statements (examples may include 401k and stock plan accounts held outside SunTrust and investment club accounts) employees must furnish copies with their Quarterly and Annual reports. Additionally, whenever possible, Adviser will establish electronic feeds with securities firms to satisfy the duplicate statements and confirmations requirement.

VI. EXCEPTION TO REPORTING OBLIGATIONS.

     Fully Discretionary or Managed Accounts- Access Persons may have discretionary accounts managed by an external party in which full discretionary authority has been given via a signed legal contract. For this type of account, no communication between the external investment manager and the employee with regard to investment decisions is permitted to occur prior to the investment manager's execution. Transactions and holdings in these accounts do not need to be reported to Adviser. Employees must provide the Review Officer or Chief Compliance Officer designee with a letter signed by the investment manager or other external party confirming that the account is, or will be, fully discretionary, and that the employee has no power to affect or influence investment decisions. In lieu of providing a letter, a signed copy of an Investment Advisory agreement or other legal document will suffice if all applicable points above are covered.

VII. ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

     (1) No Access Person shall give or receive any gift or other item except in accordance with the Trusco Gifts and Entertainment Policy. See
          Section 5.7.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (2) Generally, no Access Person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form. Exceptions to this policy may be available with prior written approval by the Adviser (and, if applicable, by the Board of Trustees of the STI Classic Funds).

     (3) In the event of extended Medical or Military Leave, Access Persons should notify the Review Officer as reporting deadlines, in many cases, will continue to apply.

VIII. REVIEW AND ENFORCEMENT.

     (1) The Review Officer shall conduct periodic spot checks to ensure that Access Persons are not attempting to knowingly front run Client trading activity by placing personal trades within 3 business days before or after Client trading, also referred to as the Blackout Period.

     (2) The Review Officer shall compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to determine whether a violation of this Code may have occurred. Before determining that a violation has been committed by any person, the Review Officer shall give such person the opportunity to supply additional explanatory material. Preclearance approval does not necessarily mean a trade is not in violation of the Code as the Review Officer does not have prior knowledge of Client trading activity occurring after preapproval is granted. Conversely, a trade that occurs during the 3 day Blackout Period is not automatically considered a violation. The Review Officer will apply subjective analysis to each transaction to determine whether a trade within the 3 day Blackout Period presents a conflict or the appearance of a conflict with trading on behalf of Clients.

     (3) If the Review Officer determines that a material violation of this Code may have occurred, the Review Officer shall submit such written determination, together with the information upon which the Review Officer made the determination and any additional explanatory material provided by the person, to the Adviser's Chief Compliance Officer or his/her designee.

     (4) If the Adviser's Chief Compliance Officer or his/her designee finds that a violation has occurred, he or she may, after determining the seriousness of the infraction, impose one or all of the following:


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

               -    Verbal Admonishment;

               - Written acknowledgement from the Access Person that he or she has again reviewed, fully understands and agrees to abide by the Code;

               - Written notice to the Access Person's Personnel and Compliance files including steps taken to ensure full compliance in the future;

               - Fines and/or reversals of trades, requiring fines or profits be donated to a charity and losses be the responsibility of the employee;

               - Partial or full restriction on all personal trading. A partial restriction is usually 6 months or more, a full restriction usually results in disallowing the employee from conducting ANY personal trading for the remainder of his or her association with the Adviser;

               -    Suspension or termination of employment

          Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.

IX. RECORDS.

     The Adviser shall maintain records in the manner and extent below under the conditions described in Rule 31a-2 under the Investment Company Act and Rule 204-2 of the Investment Advisers Act. As noted below, records shall be maintained in a readily accessible place for at least five years, with the first two years in an office of the Adviser:

     (1) A copy of each Code that has been in effect at any time during the past five years;

     (2) A record of any violation of the Code and of any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

     (3) A record of all written acknowledgments (as required by Rule 204A-1) for each person who is currently, or within the past five years was an Access Person of the Adviser, shall be retained for five years after the individual ceases to be an Access Person.

     (4) A record of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the last fiscal year in which it was made.

     (5) A record of all persons who have been required to make reports pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made.


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                         TRUSCO CAPITAL MANAGEMENT, INC.
                   CODE OF ETHICS AND PERSONAL TRADING POLICY

     (6) A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

     (7) A copy of each annual report to the Board of Trustees of the STI Classic Funds will be maintained for at least five years from the end of the fiscal year in which it was made.


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